Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment to the Registration Statement No. 333-256838 on Form S-1 of our report dated April 16, 2021 (June 21, 2021, as to effects of the reverse stock split discussed in Note 1) relating to the financial statements of Graphite Bio, Inc. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

San Francisco, California

June 21, 2021